Exhibit 99.1

IRIDEX Announces Appointment of Robert Gunst as Chairman of the Board of Directors and Departure of Lead Independent Director, Ruediger Naumann-Etienne

Mountain View, Calif., October 28, 2019— IRIDEX Corporation (Nasdaq: IRIX) today announced the appointment of Robert Gunst as Chairman of the Board, effective October 23, 2019. Concurrent with this appointment, Ruediger Naumann-Etienne departed from the Board of Directors as Lead Independent Director.

“On behalf of our Board of Directors, I would like to thank Rudi for his decade of valuable service and dedication to IRIDEX. We appreciate his impactful contributions throughout the growth and transition of our business and wish him all the best in the future," said David I. Bruce, President and CEO.

Bruce added, “We were delighted to welcome Bob to our Board in July, and now look forward to his expanded leadership role as our chairman. His extensive management and corporate governance experience provides IRIDEX with an important layer of oversight that will benefit the implementation of our new strategic direction.”

Mr. Gunst served on the Board of Directors of Natus Medical from June 2004 to June 2019, acting as its chairman from September 2004 until July 2018. Currently a private investor, Mr. Gunst was previously President and Chief Executive Officer of The Good Guys, Inc.  Earlier in his career, he held executive positions at several large corporations, including Shaklee Corporation, PepsiCo Inc. divisions La Petite Boulangerie, Inc. and PepsiCo Foods (Frito Lay) International, Victoria Station Incorporated, and The First National Bank of Chicago. Mr. Gunst has served on a variety of public and private boards, including as a Director of The Good Guys, Inc., Phoenix Footwear Group, Inc., PortalPlayer, Inc., AmNet Mortgage, Inc., and as Chairman of Garden Fresh Restaurant Corp. He also served as a member of the Deans Advisory Council of the Graduate School of Management at the University of California, Davis from 1997 to 2008. Mr. Gunst holds an MBA in Finance from the University of Chicago’s Graduate School of Business and an A.B. in Economics from Dartmouth College.

About IRIDEX

IRIDEX is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For more information, visit http://www.iridex.com.

Investor Relations Contact:
Leigh Salvo
(415) 937-5404
investors@iridex.com